Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 5, 2003, accompanying the consolidated financial statements in the Annual Report of Xeta Technologies, Inc. on Form 10-K for the year ended October 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Xeta Technologies, Inc. on Form S-8 (File No. 033-62173 and File No. 333-44544).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
January 13, 2004